Exhibit 99.1

Butterfly Completes $1.95 Billion Acquisition of The Duckhorn Portfolio

LOS ANGELES & ST. HELENA, Calif., December 24, 2024 – Butterfly Equity (“Butterfly”), a Los Angeles-based private equity firm specializing in the food and beverage sector, and The Duckhorn Portfolio, Inc. (“The Duckhorn Portfolio,” “Duckhorn” or the “Company”), today announced the completion of Butterfly’s acquisition of Duckhorn, North America’s premier luxury wine company, for $11.10 per share, in an all-cash transaction valued at approximately $1.95 billion.

“We are thrilled to welcome The Duckhorn Portfolio and its talented team to the Butterfly family,” said Adam Waglay, Co-Founder and Co-CEO of Butterfly. “Duckhorn’s remarkable portfolio of luxury wine brands has established a legacy of excellence, and we are excited to build on that success. Together, we look forward to expanding the Company’s global reach, both organically and through strategic acquisitions, and continuing to bring its celebrated wines to more consumers who value quality and craftsmanship.”

The acquisition of The Duckhorn Portfolio is exemplary of Butterfly’s investment strategy of partnering with leading food and beverage companies to drive transformation and value creation for its investors and communities across North America. Spanning the entire “seed-to-fork” food ecosystem, Butterfly’s diverse portfolio includes Actus Nutrition, Chosen Foods, MaryRuth Organics, Orgain, Bolthouse Fresh Foods, and QDOBA, among others.

“This announcement is excellent news for the future of The Duckhorn Portfolio,” said Deirdre Mahlan, Duckhorn President and Chief Executive Officer. “Butterfly brings a proven track record of strengthening its portfolio companies while helping them advance their long-term strategic objectives. Through our partnership with Butterfly, we will have access to enhanced resources to build on our strong foundation and further scale our operations. We are excited to work with the Butterfly team to begin writing a notable new chapter in the story of The Duckhorn Portfolio.”

Upon completion of the transaction, The Duckhorn Portfolio’s common stock ceased trading and will no longer be listed on the New York Stock Exchange.

Advisors

KKR Capital Markets LLC served as capital markets advisor to Butterfly, and Kirkland & Ellis LLP served as legal counsel.

J.P. Morgan Securities LLC served as financial advisor to Duckhorn, and Ropes & Gray LLP served as legal counsel.

About The Duckhorn Portfolio, Inc.

The Duckhorn Portfolio is North America’s premier luxury wine company, with eleven wineries, ten state-of-the-art winemaking facilities, eight tasting rooms and over 2,200 coveted acres of vineyards spanning 38 Estate properties. Established in 1976, when vintners Dan and Margaret Duckhorn founded Napa Valley’s Duckhorn Vineyards, today, our portfolio features some of North America’s most revered wineries, including Duckhorn Vineyards, Decoy, Sonoma-Cutrer, Kosta Browne, Goldeneye, Paraduxx, Calera, Migration, Postmark, Canvasback and Greenwing. Sourcing grapes from our own Estate vineyards and fine growers in Napa Valley, Sonoma County, Anderson Valley, California’s North and Central coasts, Oregon and Washington State, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $230 across more than 15 varietals. Our wines are available throughout the United States, on five continents, and in more than 50 countries around the world. To learn more, visit us at: https:// www.duckhornportfolio.com/. Investors can access information on our investor relations website at: https://ir.duckhorn.com.

Privileged & Confidential – Prepared at the Direction of Counsel

About Butterfly

Butterfly is a Los Angeles, California-based private equity firm that invests exclusively in the $26 trillion food sector. Butterfly is a leading “seed to fork” food ecosystem investor in North America and seeks to generate consistent investment returns through deep sector expertise, a data-driven investment process, and an operations-driven approach to value creation. Since its founding in 2016, the firm has invested in a diverse portfolio of category-leading businesses representing approximately $8 billion in enterprise value including The Duckhorn Portfolio, Rise Baking Company, Actus Nutrition, Chosen Foods, MaryRuth Organics, Pete and Gerry’s, Orgain, Generous Brands, Bolthouse Fresh Foods, QDOBA, and Pacifico Aquaculture. To learn more, please visit https://www.bfly.com/.

Media Contacts

Prosek Partners for Butterfly

pro-butterfly@prosek.com

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